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                                                                   Exhibit 10.37

                     Summary of 2008 Director's Compensation
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     Fee Structure. In 2008, each outside director will be paid an annual retainer fee of $50,000 for service on the Board of Directors. In general, 100% of the retainer fee is to be paid in the form of common stock equivalents, as described below. A director may elect, however, to have up to 40%, or $20,000, of the fee paid in cash. The outside directors will also receive meeting attendance fees, committee chair and membership fees, and reimbursement of their expenses for attending meetings of the Board of Directors and its committees. The fees are generally paid in cash, but at the option of the director may be paid in directors' stock equivalents. Outside directors will receive $1,000 for each in-person meeting of the Board of Directors attended, and $500 for each telephonic meeting. Outside directors who are members of the Audit Committee and Compensation/Nominating/Governance Committee will receive $1,000 for each in-person meeting, and $500 for each telephonic meeting attended. Each outside director who serves as a Chairman of the Audit Committee or the Compensation/Nominating/Governance Committee will be paid a fee of $8,000 per chairmanship. Also, the lead independent director will be paid a $6,000 retainer fee for serving as the chairman and primary spokesman when the Board of Directors meets in executive session. Outside directors who serve as members of the Audit Committee or Compensation/Nominating/Governance Committee will be paid $4,000 per committee membership. Members of the Three-year Independent Director Evaluation Committee will receive $1,000 for each meeting of that committee attended.

     Common Stock Equivalents and Restricted Stock. As described above, all or a portion of an outside director's retainer fee is generally paid in common stock equivalent units. These directors' stock equivalents are payable in cash or, at the Company's option, shares of common stock after an outside director ceases to serve as a director. Final distribution of these amounts may be made either in a lump sum or in installments over a period of years. The directors' stock equivalents are issued at 100% of the fair market value on the date of the grant.

     In January 2008, each outside director received 3,010 shares of restricted stock, which vest on the first anniversary of the date of grant.

     Deferred Compensation Plan. The Company has a voluntary deferred compensation plan for outside directors. Under the plan, an outside director may elect, prior to commencement of the next calendar year, to have some or all of the cash portion, that is, up to 40%, or $20,000, of his or her retainer fee and some or all of his or her meeting fees credited to a deferred compensation account. The plan provides these directors with various investment options. The investment options include stock equivalent units of the Company's common stock, which may be paid out in either cash or, at the Company's option, shares of common stock.